Registration Statement No. 333-237342

Filed Pursuant to Rule 424(b)(5)

Product Supplement ETN 2-3X dated August 17, 2021 to the Prospectus dated April 20, 2020 and the Series G Senior Medium-Term Notes Prospectus Supplement dated May 27, 2021

Exchange Traded Notes Linked to the Leveraged Positive Performance of an Index

This product supplement relates to exchange traded notes that Bank of Montreal may issue from time to time. The specific terms of each issuance will be described in a pricing supplement to this product supplement.

The return on the notes will be linked to a two or three times leveraged participation in the performance of an equity index (each, an “Index”), as described in the applicable pricing supplement. The notes are unsecured and unsubordinated obligations of Bank of Montreal. The notes do not guarantee any return of principal at maturity, call or upon early redemption, and do not pay interest. Instead, you will receive a cash payment in U.S. dollars at maturity, call or redemption based on the leveraged performance of the applicable Index, less a Daily Investor Fee (as described below), the Daily Financing Charge and, if upon early redemption, a Redemption Fee Amount. You may lose some or all of your principal.

An investment in the notes involves significant risks and is not appropriate for every investor. Investors should regularly monitor their holdings of the notes to ensure that they remain consistent with their investment strategies. Any payment on the notes is subject to the credit risk of Bank of Montreal.

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors, and are not intended to be held to maturity. The returns on the notes are path dependent. The notes are designed to reflect a leveraged exposure to the performance of the Index on a daily basis.

The notes will be listed on a U.S. securities exchange, as described in the applicable pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page PS-8 of this product supplement, and the “Risk Factors” sections beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS

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Product Supplement

You should read this product supplement together with the prospectus supplement dated May 27, 2021 and the prospectus dated April 20, 2020. You should also read the specific pricing supplement relating to your notes, which may contain terms that are different from, or additional to, the terms described in this product supplement. If there is any inconsistency between the disclosures in this product supplement and the applicable pricing supplement, the terms set forth in the applicable pricing supplement will control.

We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated May 27, 2021: https://www.sec.gov/Archives/edgar/data/927971/000121465921006002/g526210424b5.htm

•	Prospectus dated April 20, 2020: https://www.sec.gov/Archives/edgar/data/927971/000119312520112240/d903160d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this product supplement, “we,” “us” or “our” refers to Bank of Montreal.

PS-2

SUMMARY

The following is a summary of terms of the notes, as well as a discussion of factors you should consider before purchasing the notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this product supplement, in the accompanying prospectus supplement and accompanying prospectus and in the applicable pricing supplement.

What are the notes?

The notes are senior unsecured medium-term notes issued by Bank of Montreal with a return linked to a two or three times leveraged participation in the performance of the applicable Index, compounded daily, less a Daily Investor Fee, the Daily Financing Charge and, if applicable, the Redemption Fee Amount. We refer to the securities included in the applicable Index as the “Index constituents” and the issuers of those securities as the “constituent issuers.”

The notes will not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Final Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” This amount will not be less than $0.

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors, and are not intended to be held to maturity. You may lose some or all of your investment at maturity or call, or upon early redemption. Because the Daily Investor Fee and the Daily Financing Charge will reduce your final payment, the level of the applicable Index will need to have increased over the term of the notes by an amount, after giving effect to the daily leverage and the compounding effect thereof, sufficient to offset the decrease in the principal amount represented by the applicable Daily Investor Fee and the Daily Financing Charge in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes. Due to leverage and compounding, the notes are very sensitive to changes in the level of the Index and the path of such changes. If the increase in the level of the applicable Index, measured as a component of the closing Indicative Note Value during the Final Measurement Period, is insufficient to offset the cumulative negative effect of the Daily Investor Fee and the Daily Financing Charge, you will lose some or all of your investment at maturity or call, or upon early redemption. This loss may occur even if the Index Closing Level at any time during the Final Measurement Period is greater than the Index Closing Level on the Initial Trade Date. In addition, if the closing Indicative Note Value or the Intraday Indicative Value of the notes is equal to or less than $0, then the notes will be permanently worth $0 and the Cash Settlement Amount will be $0 (a total loss of value).

The notes seek to approximate the returns that might be available to investors through a leveraged “long” investment in the Index (for example, through a leveraged position in the Index constituents). A leveraged “long” investment strategy involves the practice of borrowing money from a third party lender at an agreed-upon rate of interest and using the borrowed money together with investor capital to purchase assets. A leveraged long investment strategy terminates with the sale of the underlying assets and repayment of the third party lender, provided that the proceeds of the sale of underlying assets are sufficient to repay the loan. By implementing a leveraged strategy, the leveraged investor seeks to benefit from an anticipated increase in the value of the assets between the purchase and sale of such assets, and assumes that the increase in value of the underlying assets will exceed the cumulative interest due to the third party lender over the term of the loan. A leveraged investor will incur a loss if the value of the assets does not increase sufficiently to cover the payment of the interest charges.

In order to seek to replicate a leveraged “long” investment strategy in the Index, the terms of the notes provide that, on each Exchange Business Day, an amount equal to the closing Indicative Note Value on the immediately preceding Exchange Business Day (“$x”) is leveraged through a notional loan of an amount equal to “$y”. Investors are thus considered to have notionally borrowed $y, which, together with the initial $x investment, represents a notional investment of $x + $y (represented by the Long Index Amount) in the Index on the Exchange Business Day. During the term of the notes, the leveraged portion of the notional investment, $y (represented by the Financing Level), accrues a Daily Financing Charge for the benefit of the Issuer, the cumulative effect of which is reflected, together with the applicable Daily Investor Fee, in the applicable Financing Level. The Daily Financing Charge seeks to represent the amount of interest, calculated by reference to the applicable Financing Rate, that leveraged investors might incur if they sought to borrow funds at a similar rate from a third party lender. A portion of the Financing Level also reflects the incremental cost attributable to the Daily Investor Fee. Upon maturity, call or redemption, the investment in the Index is notionally sold at the then current value of the Index, and the investor then notionally repays the Issuer an amount equal to the principal of the notional loan plus accrued interest and investor fees. The payment at maturity, call or redemption under the notes, therefore, generally represents the profit or loss that the investor would receive by applying a leveraged “long” investment strategy, after taking into account, and making assumptions for, the accrued financing charges that are commonly present in such leveraged “long” investment strategies, as well as applicable investor fees.

PS-3

The notes provide a daily long leveraged exposure to the performance of the Index. The return on the notes is two or three times leveraged, as specified in the applicable pricing supplement. Because the return is leveraged, if the Index level increases on any day the notes will increase by two or three times (as applicable) the daily return of the Index (before taking into account the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount). However, any decrease in the level of the Index will result in a significantly greater decrease in the Cash Settlement Amount, Call Settlement Amount or Redemption Amount, as applicable (before taking into account any the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount), and you may receive less than your original investment in the notes at maturity, call or upon redemption, or if you sell your notes in the secondary market. Moreover, because the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount may substantially reduce the amount of your return at maturity, call or upon redemption, or if you sell your notes, the level of the Index must increase significantly in order for you to receive at least the principal amount of your notes. If the level of the Index decreases or does not increase sufficiently to offset the cumulative negative effect of the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount, you will receive less than the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes.

The returns on the notes are path dependent. The notes are designed to reflect a leveraged exposure to the performance of the Index on a daily basis; their returns over different periods of time can, and most likely will, differ significantly from the applicable leveraged performance of the Index over such other periods of time. The notes are very sensitive to changes in the level of the Index, and returns on the notes may be negatively affected in complex ways by the volatility of the Index on a daily or intraday basis. Accordingly, the notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking daily compounding leveraged investment results. The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors, and are not intended to be held to maturity. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is flat or positive (before taking into account the negative effect of the Daily Investor Fee and the Daily Financing Charge, and the Redemption Fee Amount, if applicable). Investors should actively and continuously monitor their investments in the notes.

The Daily Investor Fee will accrue at the rate set forth in the applicable pricing supplement. Because the Daily Investor Fee is calculated as part of the Financing Level, through which it is subtracted from the closing Indicative Note Value on a daily basis, the net effect of the Daily Investor Fee accumulates over time and is subtracted at a rate per year equal to the Fee Rate. Because the net effect of the Daily Investor Fee is a fixed percentage of the value of the notes, the aggregate effect of the Daily Investor Fee will increase or decrease in a manner directly proportional to the value of the notes and the amount of notes that are held and the duration of your holding period.

On the applicable Initial Trade Date, the Index Performance Factor will be 1. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Index Performance Factor will equal (a) the Index Closing Level on such Exchange Business Day (or, if such day is not an Index Business Day, the Index Closing Level on the immediately preceding Index Business Day) divided by (b) the Index Closing Level on the immediately preceding Index Business Day, as determined by the Calculation Agent. If a Market Disruption Event occurs or is continuing on any Index Business Day, the Calculation Agent will determine the Index Performance Factor for the notes on each such Index Business Day using an appropriate closing level of the applicable Index for each such Index Business Day, taking into account the nature and duration of such Market Disruption Event. Furthermore, if a Market Disruption Event occurs and is continuing with respect to the notes on any Index Business Day or occurred or was continuing on the immediately preceding Index Business Day, the calculation of the Index Performance Factor will be modified so that the applicable leveraged exposure does not reset until the first Index Business Day on which no Market Disruption Event with respect to the notes is continuing.

PS-4

The “Index Closing Level” will be the closing level of the applicable Index on the applicable Index Business Day, determined as set forth in the applicable pricing supplement.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

“Exchange Business Day” means any day on which the primary exchange or market for trading of the applicable notes is scheduled to be open for trading.

“Index Business Day” means any day on which the applicable index sponsor (the “Index Sponsor”) publishes the Index Closing Level.

The scheduled Maturity Date for each of the notes will be set forth in the applicable pricing supplement. The Maturity Date of each of the notes is expected to be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described in this document and under “Additional Terms of the Notes — Market Disruption Events.” The Maturity Date may be extended at our option for up to two additional five-year periods. We may only extend the scheduled Maturity Date for five years at a time. If we exercise our option to extend the maturity, we will notify The Depository Trust Company (“DTC”) (the holder of the global note for the notes) and the trustee at least 45 but not more than 60 calendar days prior to the then scheduled Maturity Date. We will provide that notice to DTC and the trustee in respect of each five-year extension of the scheduled Maturity Date.

Unlike ordinary debt securities, the notes will not guarantee any return of principal at maturity or call, or upon early redemption. The notes will not pay any interest.

For a further description of how your payment at maturity or call, or upon early redemption, will be calculated, see “Additional Terms of the Notes — Cash Settlement Amount at Maturity,” “— Call Right” and “— Early Redemption at the Option of the Holders.”

Path Dependence and Daily Leverage Reset. Because the leverage of the notes is generally only reset once each day, it is likely that due to intra-day changes in the level of the applicable Index, the leverage at any point during an Index Business Day can be higher or lower than the target leverage of 2.0 or 3.0, as applicable.

The performance of the notes is path-dependent. This means that the value of the notes will depend not only upon the level of the Index at maturity, call or redemption, but also on the performance of the Index over each day that you hold your notes. In other words, the value of the notes will be affected by not only the increase or decrease in the level of the Index over a given time period but also the volatility of the level of the Index over such time period. For example, a sharp spike or sharp decline in the level of the Index at the end of a particular time period will not result in the same return as a gradual uptick or gradual decline in the Index over the same time period, even if the level of the Index at the end of the applicable time period is the same in each scenario. Accordingly, the return on the notes may not correlate with the return on the Index over periods longer than one day.

As a general matter, it is expected that the notes will have better returns if the Index trends from one level to another over multiple Index Business Days, rather than experiencing significant changes in opposite directions over multiple Index Business Days. Consequently, volatility of the Index level may have a significant negative effect on the value of the notes.

In addition, the performance of the notes is path dependent, insofar as their value at any time depends not only on the level of the Index at such time, but also on the Index’s level at any prior time. As a result, the value of your investment in the notes may diverge significantly from the value you might expect on the basis of the leverage strategy of the notes and changes in the level of the Index over the period that you hold them.

PS-5

Early Redemption

You may elect to require us to redeem your notes (subject to a minimum redemption amount that may be specified in the applicable pricing supplement) on any Business Day commencing on the first Redemption Date specified in the applicable pricing supplement, and ending on the final Redemption Date (which will be the last scheduled Index Business Day prior to the Calculation Date or Call Calculation Date, as applicable). If you elect to have your notes redeemed and have done so under the redemption procedures described in “Additional Terms of the Notes—Early Redemption at the Option of the Holders — Redemption Procedures,” you will receive a cash payment on the Redemption Date equal to the Redemption Amount, as defined below. You must comply with the redemption procedures described below and in the applicable pricing supplement in order to redeem your notes. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach the applicable minimum amount of notes; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the applicable notes at the time the reduction becomes effective.

Upon early redemption, you will receive per note a cash payment on the relevant Redemption Date equal to (a) the Indicative Note Value as of the Redemption Measurement Date minus (b) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.” This amount will not be less than $0. You may lose some or all of your investment upon early redemption. Because the cumulative negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount reduce your final payment, the level of the applicable Index will need to have increased over the term of the notes by an amount, after giving effect to the daily leverage and its compounding effect, sufficient to offset the decrease in principal amount represented by the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount in order for you to receive an aggregate amount upon redemption equal to at least the principal amount. Due to leverage, the notes are very sensitive to changes in the level of the Index and the path of those changes. See “—Path Dependence and Daily Leverage Reset” above. If the increase in the level of the applicable Index, as measured on the Redemption Measurement Date, is insufficient to offset such a negative effect, you will lose some or all of your investment upon early redemption. It is possible that you will suffer significant losses in the notes upon redemption even if the long-term performance of the applicable Index is flat or positive (before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount).

Redemption Fee Amount: As of any Redemption Measurement Date, the Redemption Fee Amount will be a percentage of the Indicative Note Value that will be set forth in the applicable pricing supplement. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. In exercising your right to have us redeem your notes, you should not assume you will be entitled to the benefit of any such waiver.

For a detailed description of the redemption procedures applicable to an early redemption, see “Additional Terms of the Notes —Early Redemption at the Option of the Holders — Redemption Procedures.”

Call Right

On any Call Settlement Date (as defined above), we may at our option redeem all, but not less than all, of the outstanding notes of the relevant issuance. To exercise our Call Right, we must provide notice to the holders of the applicable notes not less than 14 calendar days prior to the Call Settlement Date specified by us. In the event we exercise this right, you will receive a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.” If we issue a call notice on any calendar day, the “Call Calculation Date” will be the next Index Business Day after the call notice is issued.

Unless otherwise set forth in the applicable pricing supplement, the Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period.

PS-6

Call Measurement Period: Unless otherwise set forth in the applicable pricing supplement, the five Index Business Days from and including the Call Calculation Date, subject to adjustment as described under “Additional Terms of the Notes — Market Disruption Events.”

PS-7

RISK FACTORS

Your investment in the notes will involve certain risks. The notes are not secured debt and will not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. As described in more detail below, the trading price of the notes may vary considerably before the maturity date. Investing in the notes is not equivalent to investing directly in the applicable Index constituents or any securities of the constituent issuers. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. In addition to the risk factors beginning on page S-1 of the prospectus supplement and page 8 of the prospectus, you should consider carefully the following discussion of risks, together with the risk factors set forth in the applicable pricing supplement, before you decide that an investment in the notes is suitable for you.

Risks Relating to the Terms of the Notes

The notes do not guarantee the return of your investment.

The notes may not return any of your investment. The amount payable at maturity, call or upon early redemption, will reflect a two or three times leveraged participation, as applicable, in the performance of the applicable Index minus the Daily Investor Fee, the Daily Financing Charge and, in the case of an early redemption, the Redemption Fee Amount. These amounts will be determined as described in this product supplement and the applicable pricing supplement. Because the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount reduce your final payment, the Index Closing Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to have increased over the term of the applicable notes by an amount, after giving effect to the daily leverage and its compounding effect, sufficient to offset the decrease in the principal amount represented by the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your notes, that is equal to at least the principal amount of your notes. If the increase in the Index Closing Levels, as measured during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, is insufficient to offset the cumulative negative effect of the Daily Investor Fee and the Daily Financing Charge and the Redemption Fee Amount, if applicable, you will lose some or all of your investment at maturity, call or upon early redemption. This loss may occur even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, on a Redemption Measurement Date, or when you elect to sell your notes, are greater than the Initial Index Level.

The negative effect of the Daily Investor Fee, Daily Financing Charge and any Redemption Fee Amount are in addition to the losses that may be caused by leverage and volatility in the Index. See “—Leverage increases the sensitivity of your notes to changes in the level of the Index,” “—The notes are not suitable for investors with longer-term investment objectives” and “—The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting leveraged investment results” below.

If the Intraday Indicative Value for the notes is equal to or less than $0 at any time during an Exchange Business Day, or the closing Indicative Note Value is equal to or less than $0, you will lose all of your investment in the notes.

If the closing Indicative Note Value or the Intraday Indicative Value of the notes is equal to or less than $0, then the notes will be permanently worth $0 (a total loss of value) and you will lose all of your investment in the notes and the Cash Settlement Amount will be $0. We would be likely to call the notes under these circumstances, and you will not receive any payments on the notes.

PS-8

Even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, are greater than the Initial Index Level, you may receive less than the principal amount of your notes due to the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable.

The amount of the Daily Investor Fee and the Daily Financing Charge, and any Redemption Fee Amount, will reduce the payment, if any, you will receive at maturity, call or upon early redemption, or if you sell your notes. If you elect to require us to redeem your notes prior to maturity, you will be charged the Redemption Fee Amount. If the Index Closing Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, have increased insufficiently to offset the cumulative negative effect of the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount, you will receive less than the principal amount of your investment at maturity, call or upon early redemption of your notes.

Leverage increases the sensitivity of your notes to changes in the level of the Index.

Because your investment in the notes is two or three times leveraged (as applicable), changes in the level of the applicable Index will have a greater impact on the payout on your notes than on a payout on securities that are not so leveraged. In particular, any decrease in the level of the Index will result in a significantly greater decrease in your payment at maturity, call or upon redemption, and you will suffer losses on your investment in the notes substantially greater than you would if your notes did not contain a leverage component. Accordingly, as a result of this leverage component and without taking into account the cumulative negative effect of the Daily Investor Fee and the Daily Financing Charge, if the level of the Index decreases over the term of the notes, the leverage component will magnify any losses at maturity, call or upon redemption.

The notes are subject to our credit risk.

The notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the notes. The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on our ability to pay all amounts due on the notes at maturity, call or upon early redemption or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on the notes is dependent upon certain factors in addition to our ability to pay our obligations on the notes, an improvement in our credit ratings will not reduce the other investment risks related to the notes. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the notes.

The notes are not suitable for investors with longer-term investment objectives.

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors, and are not intended to be held to maturity. The notes are designed to achieve their stated investment objective on a daily basis, but their performance over different periods of time can differ significantly from their stated daily objective because the relationship between the level of the applicable Index and the closing Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for long positions in the Index constituents.

Investors should carefully consider whether the notes are appropriate for their investment portfolio. As discussed below, because the notes are meant to provide leveraged long exposure to changes in the daily Index Closing Level, their performance over months or years can differ significantly from the performance of the applicable Index during the same period of time. Therefore, it is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive (before taking into account the negative effect of the Daily Investor Fee and the Daily Financing Charge, and the Redemption Fee Amount, if applicable). It is possible for the level of the Index to increase over time while the market value of the notes declines over time. You should proceed with extreme caution in considering an investment in the notes.

PS-9

The notes seek to provide a leveraged long return based on the performance of the applicable Index (as adjusted for costs and fees). The notes do not attempt to, and should not be expected to, provide returns that reflect leverage on the return of the Index for periods longer than a single day. The notes rebalance their theoretical exposure on a daily basis, increasing exposure in response to that day’s gains or reducing exposure in response to that day’s losses.

Daily rebalancing is likely to cause the notes to experience a “decay” effect, which will impair the performance of the notes if the applicable Index experiences volatility from day to day, and such performance will be dependent on the path of daily returns during the holder’s holding period. The “decay” effect refers to a likely tendency of the notes to lose value over time. At higher ranges of volatility, there is a significant chance of a complete loss of the value of the notes even if the performance of the Index is flat (before taking into account the negative effect of the Daily Investor Fee and the Daily Financing Charge, and the Redemption Fee Amount, if applicable). Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes, even over a period as short as two days. The notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking daily compounding leveraged long investment results. The notes may not be appropriate for investors who intend to hold positions in an attempt to generate returns over periods different than one day. See “Hypothetical Examples.”

In addition, daily rebalancing will result in leverage relative to the closing Indicative Note Value that may be greater or less than the stated leverage factor if the value of the notes has changed since the beginning of the day in which you purchase the notes.

You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

The notes are designed to reflect a leveraged long exposure to the performance of the applicable Index on a daily basis. As such, the notes will be more volatile than a non-leveraged investment linked to the Index. You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting leveraged investment results.

The notes require an understanding of path dependence of investment results and are intended for sophisticated investors to use as part of an overall diversified portfolio. The notes are risky and may not be suitable for investors who plan to hold them for longer periods of time. The notes are designed to achieve their stated investment objective on a daily basis, but the performance of the notes over different periods of time can differ significantly from their stated daily objectives because the relationship between the level of the Index and the Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for long positions in the Index constituents. Accordingly, there is a significant possibility that the returns on the notes will not correlate with returns on the Index over periods longer than one day.

Investors should carefully consider whether the notes are appropriate for their investment portfolio. The notes entail leverage risk and should be purchased only by investors who understand leverage risk, including the risks inherent in maintaining a constant two or three times leverage on a daily basis, and the consequences of seeking daily leveraged investment results generally. Investing in the notes is not equivalent to a direct investment in the Index constituents because the notes rebalance their theoretical exposure to the Index on a daily basis, which means exposure to the Index increases in response to that day’s gains and decreases in response to that day’s losses. Daily rebalancing will impair the performance of the notes if the Index experiences volatility from day to day, and such performance is dependent on the path of daily returns during an investor’s holding period. If the notes experience a high amount of realized volatility, there is a significant chance of a complete loss of your investment even if the performance of the Index is flat. In addition, the notes are meant to provide leveraged exposure to changes in the Index Closing Level, which means their performance over months or years can differ significantly from the performance of the Index over the same period of time. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive (before taking into account the negative effect of the Daily Investor Fee and the Daily Financing Charge, and the Redemption Fee Amount, if applicable).

PS-10

The amount you receive at maturity, call or redemption will be contingent upon the compounded leveraged daily performance of the Index during the term of the notes. There is no guarantee that you will receive at maturity, call or redemption your initial investment or any return on that investment. Significant adverse daily performances for the notes may not be offset by any beneficial daily performances of the same magnitude.

Due to the effect of compounding, if the Indicative Note Value increases, any subsequent decrease of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value increases, the dollar amount that you can lose in any single Index Business Day from a decrease of the Index level will increase correspondingly. This is because the Index Performance Factor will be applied to a larger Indicative Note Value and, consequently, a larger Long Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can lose from any decrease will be greater than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value increases, you could lose more than 2% or 3% (as applicable) of your initial investment for each 1% daily decrease of the Index level.

Due to the effect of compounding, if the Indicative Note Value decreases, any subsequent increase of the Index level will result in a smaller dollar increase on the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value decreases, the dollar amount that you can gain in any single Index Business Day from an increase of the Index level will decrease correspondingly. This is because the Index Performance Factor will be applied to a smaller Indicative Note Value and, consequently, a smaller Long Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can gain from any increase of the Index level will be less than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value decreases, it will take larger daily increases of the Index level to restore the value of your investment back to the amount of your initial investment than would have been the case if the Indicative Note Value were maintained at a constant level. Further, if you invest in the notes, you could gain less than 2% or 3% (as applicable) of your initial investment for each 1% daily increase of the Index level.

The Indicative Note Value is reset daily, and the leverage of the notes during any given Exchange Business Day may be greater than or less than 2.0 or 3.0.

The Indicative Note Value is reset daily. Resetting the Indicative Note Value has the effect of resetting the then-current leverage to approximately 2.0 or 3.0 (as applicable). During any given Exchange Business Day, the leverage of the notes will depend on intra-day changes in the level of the applicable Index and may be greater or less than that amount. If the level of the Index on any Exchange Business Day has increased from the Index Closing Level on the preceding Index Business Day, the leverage of the notes will be less than 2.0 or 3.0 (as applicable); conversely, if the level of the Index on any Exchange Business Day has decreased from the Index Closing Level on the preceding Index Business Day, the leverage of the notes will be greater than that amount. Thus, the leverage of the notes at the time that you purchase them may be greater or less than the target leverage, depending on the performance of the Index since the immediately preceding Index Business Day. See “—The notes are subject to intraday purchase risk” below.

PS-11

You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

The notes are designed to reflect long exposure to the performance of the applicable Index. There is no guarantee that you will receive at maturity, call or redemption your initial investment or any return on that investment. You should regularly monitor your holdings of the applicable notes to ensure that they remain consistent with your investment strategies.

The notes are subject to our Call Right, which does not allow for participation in any future performance of the applicable Index. The exercise of our Call Right may adversely affect the value of, or your ability to sell, your notes. We may call the notes prior to the maturity date.

We will have the right to call the notes upon 14 calendar days’ prior written notice. You will only be entitled to receive a payment on the Call Settlement Date equal to the Call Settlement Amount. The Call Settlement Amount may be less than the stated principal amount of your notes. You will not be entitled to any further payments after the Call Settlement Date, even if the applicable Index level increases substantially after the Call Measurement Period. In addition, the issuance of a notice of our election to exercise our call right may adversely impact your ability to sell your notes, and/or the price at which you may be able to sell your notes prior to the Call Settlement Date. We have no obligation to ensure that investors will not lose all or a portion of their investment in the notes if we call the notes; consequently, a potential conflict between our interests and those of the note holders exists with respect to our Call Right.

If we exercise our right to call the notes prior to maturity, your payment on the Call Settlement Date may be less than the Indicative Note Value at the time we gave the notice of our election to call the notes.

As discussed above, we have the right to call the notes on or prior to the Maturity Date. The Call Settlement Amount will be payable on the Call Settlement Date and we will provide at least 14 calendar days’ notice prior to the Call Settlement Date of our election to exercise our call of the notes. The Call Settlement Amount per note will be based principally on the closing Indicative Note Value on each Index Business Day during the Call Measurement Period. The Call Measurement Period will be a specified number of consecutive Index Business Days from, and including, the Call Calculation Date. The Call Calculation Date will be a date specified in our call notice, subject to postponement if such date is not an Index Business Day or in the event of a Market Disruption Event. It is possible that the market prices of the applicable Index constituents, and, as a result, the Index Closing Level and the Indicative Note Value, may vary significantly between when we provide the notice of our intent to call the notes and the Call Calculation Date, including potentially as a result of our trading activities during this period, as described further under “We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.” As a result, you may receive a Call Settlement Amount that is significantly less than the Indicative Value at the time of the notice of our election to call the notes and may be less than your initial investment in the notes.

The notes do not pay any interest, and you will not have any ownership rights in the Index constituents.

The notes do not pay any interest, and you should not invest in the notes if you are seeking an interest-bearing investment. You will not have any ownership rights in the applicable Index constituents, nor will you have any right to receive dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the applicable Index. The Cash Settlement Amount, the Call Settlement Amount, or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index constituents.

The Index Closing Level used to calculate the payment at maturity, call or upon a redemption may be less than the Index Closing Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes.

The Index Closing Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes, including dates near the Final Measurement Period or the Call Measurement Period, as applicable, could be greater than any of the Index Closing Levels during the Final Measurement Period or Call Measurement Period, as applicable. This difference could be particularly large if there is a significant increase in the applicable Index Closing Level after the Final Measurement Period or the Call Measurement Period, as applicable, or if there is a significant decrease in the Index Closing Level around the Final Measurement Period or the Call Measurement Period, as applicable, or if there is significant volatility in the Index Closing Levels during the term of the notes.

PS-12

There are restrictions on the minimum number of notes you may request that we redeem and the dates on which you may exercise your right to have us redeem your notes.

If you elect to require us to redeem your notes, you must request that we redeem at least the number of notes specified in the applicable pricing supplement on any Business Day commencing on the first applicable Redemption Date through and including the Final Redemption Date. If you own fewer than the applicable minimum required number of notes, you will not be able to elect to require us to redeem your notes. Your request that we redeem your notes is only valid if we receive your Redemption Notice by email no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed Redemption Confirmation by 5:00 p.m., New York City time, that same day. If we do not receive such notice and confirmation, your redemption request will not be effective and we will not redeem your notes on the corresponding Redemption Date.

The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Because of the timing requirements of the Redemption Notice and the Redemption Confirmation, settlement of the redemption will be prolonged when compared to a sale and settlement in the secondary market. Because your request that we redeem your notes is irrevocable, this will subject you to loss if the level of the applicable Index decreases after we receive your request. Furthermore, our obligation to redeem the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

If you want to sell your notes but are unable to meet the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described below. A trading market for the notes may not develop. Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

You will not know the Redemption Amount at the time you elect to request that we redeem your notes.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes. Your notice to us to redeem your notes is irrevocable and must be received by us no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same day. The Redemption Measurement Date is the Index Business Day following the applicable Redemption Notice Date. You will not know the Redemption Amount until after the Redemption Measurement Date, and we will pay you the Redemption Amount, if any, on the Redemption Date. As a result, you will be exposed to market risk in the event the level of the Index fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your notes, and prior to the relevant Redemption Date.

Market disruptions may adversely affect your return.

The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents the Calculation Agent from determining the closing Indicative Note Values during the Final Measurement Period or the Call Measurement Period, or on a Redemption Measurement Date, and prevents the Calculation Agent from calculating the amount that we are required to pay you, if any. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the determination of the Index Closing Level will be postponed and your return will be adversely affected. Moreover, if the final Averaging Date (as defined under “Additional Terms of the Notes — Market Disruption Events”) is postponed to the last possible day and the Index Closing Level is not available on that day if such day is not an Index Business Day, the Calculation Agent or one of its affiliates will determine the Index Closing Level on such last possible day. See “Additional Terms of the Notes — Market Disruption Events” for more information. Because the Calculation Agent is our affiliate, its interests in making a determination of this kind may be adverse to the interests of holders of the notes.

PS-13

Significant aspects of the tax treatment of the notes are uncertain and certain aspects may make the notes less suitable for certain non-U.S. investors.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Moreover, certain investors that are not “United States persons” for U.S. income tax purposes may incur U.S. tax obligations as a result of an investment in the notes.

Please read carefully the section entitled “Supplemental Tax Considerations” in this product supplement. You should consult your tax advisor about your own tax situation.

Risks Relating to Liquidity and the Secondary Market

The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market.

The Intraday Indicative Value at any point in time of an Index Business Day will equal (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. Because the Intraday Indicative Value uses an intraday Index level for its calculation, a variation in the intraday level of the applicable Index from the previous Index Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the applicable constant Daily Leverage Factor. As a result, the Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday.

The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads, and any corresponding premium in the trading price may be reduced or eliminated at any time. Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event the investor sells such notes at a time when such premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment based on the closing Indicative Note Value of the notes during the Call Measurement Period. See “— There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” below. We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by the applicable pricing supplement having the same terms and conditions as your notes. However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent. If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of your notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the applicable notes over the Intraday Indicative Value of the notes. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the notes.

PS-14

Publication of the Intraday Indicative Value may be delayed, particularly if the publication of the applicable intraday Index value is delayed. See “Intraday Value of the Index and the Notes—Intraday Indicative Note Values.”

There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market.

The notes are expected to be listed on the securities exchange specified in the applicable pricing supplement. No assurance can be given as to the continued listing of the notes for their term or of the liquidity or trading market for the notes. There can be no assurance that a secondary market for the notes will be maintained. We are not required to maintain any listing of the notes on any securities exchange.

If the notes are delisted, they will no longer trade on a national securities exchange. Trading in delisted notes, if any, would be on an over-the-counter basis. If the notes are removed from their primary source of liquidity, it is possible that holders may not be able to trade their notes at all. We cannot predict with certainty what effect, if any, a delisting would have on the trading price of the applicable notes; however, the notes may trade at a significant discount to their indicative value. If a holder had paid a premium over the Intraday Indicative Value of the notes and wanted to sell the notes at a time when that premium has declined or is no longer present, the investor may suffer significant losses and may be unable to sell the notes in the secondary market.

The notes could be delisted by the applicable securities exchange if they cease to meet the listing requirements of that exchange, for example, in the event that there is a material change in the applicable Index that causes the Index to no longer meet the exchange’s listing requirements. See “Additional Terms of the Notes—Discontinuation of or Adjustments to the Index; Alteration of Method of Calculation.”

Although the title of the notes includes the words “exchange-traded notes,” we are not obligated to maintain the listing of any of the notes on any securities exchange. We may elect to discontinue the listing of your notes at any time and for any reason, including in connection with a decision to discontinue further issuances and sales of those notes. If your notes ceased to be listed on an exchange, the words “exchange-traded notes” will continue to be included in their title in any event.

The applicable securities exchange may halt trading in the notes or may limit the extent to which trading prices may change within specified time periods, which in either case would adversely impact your ability to sell the notes.

Trading in your notes may be halted due to market conditions or, in light of the exchange’s rules and procedures, for reasons that, in the view of that exchange, make trading in the notes inadvisable. General exchange trading is subject to trading halts caused by extraordinary market volatility pursuant to “circuit breaker” rules based on a specified decline in a market index (e.g., the S&P 500® Index). In addition, the notes may be subject to “limit up” and “limit down” rules or trading pause requirements that are triggered by a significant change in the trading price of the notes within a specified period of time. These “limit up” and “limit down” and trading pause rules, if triggered, could prevent investors from transacting at the then prevailing Intraday Indicative Value or at all. If the value of the notes declines precipitously during the trading day, triggering a “limit down” mechanism or trading pause, you may be unable to sell your notes for some period of time, either because no trading at all is permitted or because the price that any purchaser would be willing to pay for them at the time may be significantly below the lowest price that a purchaser would be permitted to pay for them on the applicable exchange. In that circumstance, by the time you are finally able to sell your notes, you may have incurred significantly greater losses than you would have incurred had you been able to sell them when you initially wanted to. Additionally, the ability to short sell notes may be restricted when there is a 10% or greater change from the previous day’s official closing price. The applicable exchange’s rules relating to these matters are subject to change from time to time.

PS-15

The liquidity of the market for the notes may vary materially over time, and may be limited if you do not hold the minimum number of notes required for an optional redemption.

Certain affiliates of BMOCM may engage in limited purchase and resale transactions in the notes, and we or BMOCM may purchase notes from holders in amounts and at prices that may be agreed from time to time, although they are not required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the notes or due to our or our affiliates’ purchases of notes in the secondary market. Accordingly, the liquidity of the market for your notes could vary materially over the term of the notes. There may not be sufficient liquidity to enable you to sell your notes readily and you may suffer substantial losses and/or sell your notes at prices substantially less than their Intraday Indicative Value or Indicative Note Value, including being unable to sell them at all or only for a minimal price in the secondary market. You may elect to require us to redeem your notes, but such redemption is subject to the restrictive conditions and procedures described in this product supplement, including the condition that you must request that we redeem the minimum number of notes specified in the applicable pricing supplement on any Redemption Date.

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination. You may also sustain a significant loss if you sell your notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that, generally, the level of the applicable Index on any day will affect the value of the notes more than any other single factor. The value of the notes may be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the applicable Index and the prices of the applicable Index constituents;
•	the time to maturity of the notes;
•	the market price and expected dividends or distributions on the applicable Index constituents;
•	interest and yield rates in the market generally;
•	supply and demand for the applicable notes, including, but not limited to, inventory positions with BMOCM or any market maker or other person or entity who is trading the notes (supply and demand for the notes will be affected by the total issuance of notes, and we are under no obligation to issue additional notes to increase the supply);
•	the amount of the Daily Investor Fee and the Daily Financing Charge on the relevant date of determination;
•	the applicable Index constituents and changes to those Index constituents over time;
•	whether the applicable notes have been delisted from the applicable securities exchange;
•	economic, financial, political, regulatory, judicial, military and other events that affect the applicable Index constituents or that affect markets generally and which may affect the Index Closing Level; and
•	our actual or perceived creditworthiness.

Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. If you sell the notes, you may receive significantly less than the amount that you paid for them.

The notes are subject to intraday purchase risk.

The notes may be purchased in the secondary market at prices other than the closing Indicative Note Value, which will have an effect on the effective leverage amount of the notes. Because the exposure is fixed each night and does not change intraday as the level of the applicable Index moves in favor of the notes (i.e., the level of the Index increases), the actual exposure in the notes decreases. The reverse is also true.

PS-16

Risks Relating to Conflicts of Interest and Hedging

Our offering of the notes does not constitute an expression of our view about, or a recommendation of, the applicable Index or any of the applicable Index constituents.

You should not take our offering of the notes as an expression of our views about how the applicable Index or any of the Index constituents will perform in the future or as a recommendation to invest (directly or indirectly, by taking a long or short position) in the applicable Index or any of the Index constituents, including through an investment in the notes. As a global financial institution, we and our affiliates may, and often do, have positions (long, short or both) in the applicable Index or one or more of the Index constituents that conflict with an investment in the notes. See “— We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” below and “Use of Proceeds and Hedging” in this product supplement for some examples of potential conflicting positions we may have. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

Except to the extent specified in the applicable pricing supplement, we will not be affiliated with any constituent issuer or the Index Sponsor. However, we or our affiliates may currently or from time to time in the future engage in business with a constituent issuer or the Index Sponsor. Nevertheless, neither we nor any of our affiliates independently verified the accuracy or the completeness of any information about the applicable Index Sponsor or any of the constituent issuers disclosed by the Index Sponsor or the constituent issuers.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.

In anticipation of the sale of each of the notes, we expect to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties by taking positions in instruments the value of which is derived from the applicable Index or one or more Index constituents. We may also adjust our hedge by, among other things, purchasing or selling instruments the value of which is derived from the applicable Index or one or more Index constituents at any time and from time to time, and close out or unwind our hedge by selling any of the foregoing at any time and from time to time. We cannot give you any assurances that our hedging will not negatively affect the level of the applicable Index or the performance of the applicable notes. See “Use of Proceeds and Hedging” below for additional information about our hedging activities.

These hedging activities may present a conflict of interest between your interest as a holder of the notes and the interests our affiliates have in executing, maintaining and adjusting hedge transactions. These hedging activities could also affect the price at which BMOCM is willing to purchase your notes in the secondary market.

Our hedging counterparties expect to make a profit. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the applicable notes declines.

Bank of Montreal or its affiliates may also engage in trading in the applicable Index constituents and other investments relating to those constituents, the constituent issuers or the applicable Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could negatively affect the market price of the applicable Index constituents and the applicable Index level and, therefore negatively affect the market value of the applicable notes. Bank of Montreal or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any constituent issuers, the Index constituents or the applicable Index. By introducing competing products into the market place in this manner, Bank of Montreal or its affiliates could adversely affect the market value of the applicable notes.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our business activities.

We or our affiliates may currently or from time to time engage in business with the applicable constituent issuers, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about those constituent issuers, and we will not disclose any such information to you. Any prospective purchaser of notes should undertake an independent investigation of each constituent issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

PS-17

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of other securities or financial instruments with returns linked or related to changes in the applicable Index level or the applicable Index constituents. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the applicable notes. By introducing competing products into the market place in this manner, we or one or more of our affiliates could adversely affect the value of the applicable notes.

BMOCM and its affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the applicable notes, and may do so in the future. Any such research, opinions or recommendations could affect the level of the applicable Index and of each of the Index constituents, and therefore the market value of the notes.

BMOCM and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the applicable notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding those notes. BMOCM and its affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the applicable notes. Any research, opinions or recommendations expressed by BMOCM or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the applicable notes, the applicable Index, the constituent issuers and the Index constituents.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to BMOCM’s role as Calculation Agent.

BMOCM, one of our affiliates, will act as the Calculation Agent. The Calculation Agent will make all determinations relating to each of the notes, including the Index Closing Level, the Index Performance Factor, the Indicative Note Value, the Daily Investor Fee, the Long Index Amount, the Financing Level, the Daily Financing Charge, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, and the Redemption Amount, if any, that we will pay you upon early redemption, if applicable. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the applicable Index has been discontinued and whether there has been a material change in that Index. In performing these duties, BMOCM may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where BMOCM, as the Calculation Agent, is entitled to exercise discretion.

PS-18

HYPOTHETICAL EXAMPLES

The applicable pricing supplement will set forth examples and tables that illustrate the amounts payable on the notes at maturity in hypothetical circumstances. They are intended to highlight how the return on the notes is affected by the daily performance of the Index, fees and path dependency.

Many factors will affect the value of the notes, and the figures in the applicable pricing supplement will be provided for illustration only. These hypothetical examples and tables should not be taken as an indication or a prediction of future Index performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Indicative Note Value will take into account the net effect of the Daily Investor Fee and the performance of the applicable Index, the Indicative Note Value is dependent on the path taken by the Index level to arrive at its ending level.

PS-19

ADDITIONAL TERMS OF THE NOTES

In this section, references to “holders” mean those who own the applicable notes registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the notes should read the section entitled “Description of Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Each of the notes will be part of a series of debt securities entitled “Senior Medium-Term Notes, Series G” that we may issue from time to time under the indenture more particularly described in the accompanying prospectus supplement. This product supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all Senior Medium-Term Notes, Series G are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described in this product supplement those described in the accompanying prospectus supplement and prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The applicable pricing supplement for your notes may also contain additional or different terms of the applicable notes.

We or our affiliates may, at any time and from time to time, purchase outstanding notes in the open market, by private agreement or in other transactions.

Cash Settlement Amount at Maturity

The “Maturity Date” will be specified in the applicable pricing supplement. Unless otherwise set forth in the applicable pricing supplement, the Maturity Date will be the third scheduled Business Day following the last Index Business Day in the Final Measurement Period, unless that day is not a Business Day, in which case the Maturity Date will be the following Business Day, subject to adjustment as described below under “— Market Disruption Events.” The Maturity Date of any of the notes may be extended at our option for up to two additional five-year periods. We may only extend a scheduled Maturity Date for five years at a time. If we exercise our option to extend the maturity, we will notify DTC and the trustee at least 45 but not more than 60 calendar days prior to the then scheduled Maturity Date, including the new Calculation Date determined by the Calculation Agent. We will provide that notice to DTC and the trustee in respect of each five-year extension of the scheduled Maturity Date.

For each note, unless earlier called or redeemed, you will receive at maturity a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Final Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” This amount will not be less than $0.

On the Initial Trade Date, the Indicative Note Value of the applicable notes will equal the principal amount. The principal amount will be $50, unless specified otherwise in the applicable pricing supplement. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the closing Indicative Note Value will equal (a) the Long Index Amount on such Exchange Business Day minus (b) the Financing Level on such Exchange Business Day; provided that if such calculation results in a value equal to or less than $0, the closing Indicative Note Value will be $0. If the closing Indicative Note Value is $0 on any Exchange Business Day or the Intraday Indicative Value at any time during an Exchange Business Day is equal to or less than $0, then the Indicative Note Value on all future Exchange Business Days for those notes will be $0 and the Cash Settlement Amount will be $0.

On the Initial Trade Date, the Long Index Amount of the applicable notes will equal the Daily Leverage Factor times the principal amount, which equals $100 in the case of 2x leveraged notes, and $150 in the case of 3x leveraged notes. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Index Performance Factor on that Exchange Business Day.

PS-20

On the Initial Trade Date, the Financing Level will equal the Long Index Amount minus the principal amount on the Initial Trade Date, which equals $100 in the case of 2x leveraged notes, and $150 in the case of 3x leveraged notes. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Financing Level will equal (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times the Daily Financing Factor plus (b) the Daily Financing Charge on such Exchange Business Day plus (c) the Daily Investor Fee on such Exchange Business Day.

The Daily Leverage Factor is 2 or 3, as applicable. The Daily Financing Factor is 1 in the case of 2x leveraged notes, and 2 in the case of 3x leveraged notes.

On the Initial Trade Date, the Index Performance Factor of the applicable notes will be 1. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Index Performance Factor will equal (a) the Index Closing Level on such Exchange Business Day (or, if such day is not an Index Business Day, the Index Closing Level on the immediately preceding Index Business Day) divided by (b) the Index Closing Level on the immediately preceding Index Business Day, as determined by the Calculation Agent. If a Market Disruption Event occurs or is continuing on any Index Business Day, the Calculation Agent will determine the Index Performance Factor for the notes on each such Index Business Day using an appropriate closing level of the applicable Index for each such Index Business Day, taking into account the nature and duration of such Market Disruption Event. Furthermore, if a Market Disruption Event occurs and is continuing with respect to the notes on any Index Business Day or occurred or was continuing on the immediately preceding Index Business Day, the calculation of the Index Performance Factor will be modified so that the applicable leveraged exposure does not reset until the first Index Business Day on which no Market Disruption Event with respect to the notes is continuing.

Accordingly, if a Market Disruption Event with respect to the notes occurs or is continuing on any Index Business Day (for purposes of this paragraph, the “date of determination”) or if a Market Disruption Event with respect to the notes occurred or was continuing on the Index Business Day immediately preceding the date of determination, then the Index Performance Factor for the notes on the date of determination will equal one plus the quotient of (a) the difference of (i) the closing level of the applicable Index on the date of determination, minus (ii) the closing level of the Index on the Index Business Day immediately preceding the date of determination, divided by (b) the difference of (i) the product of the Daily Leverage Factor and the closing level of the Index on the Index Business Day immediately preceding the date of determination, minus (ii) the product of the Daily Financing Factor and the closing level of the Index on the Index Business Day on which no Market Disruption Event occurred or was continuing that most closely precedes the date of determination. On the Initial Trade Date, the Daily Financing Charge will be $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Financing Charge will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Financing Factor times (c) the Daily Financing Rate divided by (d) 365 times (e) the number of calendar days since the last Exchange Business Day. Because the Daily Financing Charge is calculated and added to the Financing Level on a daily basis, the net effect of the Daily Financing Charge accrues over time.

Unless otherwise specified in the applicable pricing supplement, the Daily Financing Rate will equal (a) the most recent US Federal Funds Effective Rate plus (b) 1.00%. The US Federal Funds Effective Rate is an interest rate that represents the rate at which U.S. banks may lend reserve balances to other depository institutions overnight, on an uncollateralized basis. The rate is released by the NY Federal Reserve each day at approximately 9:00 a.m. EST for the prior business day and published on Bloomberg page “FEDL01 Index”. If the Calculation Agent determines that this rate is no longer published or available, the Calculation Agent may substitute a successor rate, with any applicable adjustments, as it reasonably determines to be appropriate under the circumstances.

On the Initial Trade Date, the Daily Investor Fee of the applicable notes will be $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Investor Fee will equal the product of (a) the Indicative Note Value at the close of the immediately preceding Exchange Business Day times (b) the Fee Rate divided by (c) 365 times (d) the number of calendar days since the last Exchange Business Day. Because the Daily Investor Fee is calculated as part of the Financing Level through which it is subtracted from the closing Indicative Note Value on a daily basis, the net effect of the Daily Investor Fee accumulates over time and is subtracted at a rate per year equal to the Fee Rate. Because the net effect of the Daily Investor Fee is a fixed percentage of the value of the notes, the aggregate effect of the Daily Investor Fee will increase or decrease in a manner directly proportional to the value of the notes and the amount of notes that are held.

PS-21

The “Intraday Indicative Value” of the notes at any time during an Exchange Business Day will equal (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is equal to or less than $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0.

The “Intraday Long Index Amount” will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor.

The “Intraday Index Performance Factor” will equal (a) the most recently published level of the applicable Index divided by (b) the Index Closing Level on the immediately preceding Index Business Day.

The applicable Fee Rate will be specified in the applicable pricing supplement.

You may lose some or all of your investment at maturity or call, or upon early redemption. Because the Daily Investor Fee and the Daily Financing Charge reduce your final payment, the level of the applicable Index will need to have increased sufficiently over the term of the notes in an amount, after giving effect to the daily leverage and the compounding effect thereof, sufficient to offset the decrease in principal amount represented by the Daily Investor Fee and the Daily Financing Charge in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount. Due to leverage, the notes are very sensitive to changes in the level of the applicable Index and the path of such changes. If the increase in the level of the applicable Index, measured as a component of the closing Indicative Note Value during the Final Measurement Period, is insufficient to offset the cumulative negative effect of the Daily Investor Fee and the Daily Financing Charge, you will lose some or all of your investment at maturity or call, or upon early redemption. This loss may occur even if the Index Closing Level at any time during the Final Measurement Period is greater than the Index Closing Level on the Initial Trade Date. It is possible that you will suffer significant losses in the notes even if the long-term performance of the applicable Index is flat or positive (before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable). In addition, if the closing Indicative Note Value or the Intraday Indicative Value of the notes is equal to or less than $0, then the notes will be permanently worth $0 and the Cash Settlement Amount will be $0 (a total loss of value).

The “Initial Index Level” will be specified in the applicable pricing supplement, and will be the Index Closing Level for the applicable Index on the applicable Initial Trade Date.

Unless otherwise set forth in the applicable pricing supplement, the “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Events.”

The “Index Calculation Agent” means the entity that calculates and publishes the level of the applicable Index, as specified in the applicable pricing supplement.

The “Calculation Date” will be specified in the applicable pricing supplement. If that day is not an Index Business Day, the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the applicable Index Sponsor publishes the Index Closing Level.

Unless otherwise set forth in the applicable pricing supplement, “Primary Exchange” means, with respect to each Index constituent or each component underlying a successor index, the primary exchange or market of trading such Index constituent or such component underlying a successor index.

PS-22

Unless otherwise set forth in the applicable pricing supplement, “Related Exchange” means, with respect to each Index constituent or each component underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such component underlying a successor index.

“Exchange Business Day” means any day on which the primary exchange or market for trading of the applicable notes is scheduled to be open for trading.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below, you may submit a request on any Business Day to elect to require us to redeem your notes (subject to a minimum redemption amount set forth in the applicable pricing supplement) between and including the applicable Redemption Dates. If you so elect and have done so in compliance with the redemption procedures described below, and subject to the postponements and adjustments described under “— Market Disruption Events,” you will receive payment for the redeemed notes on the applicable Redemption Date. The “Redemption Amount” will equal (a) the Indicative Note Value as of the Redemption Measurement Date minus (b) the Redemption Fee Amount (as defined below).

You must comply with the redemption procedures described below in order to redeem your notes. For any applicable redemption request, the “Redemption Notice Date” will be the date that the applicable Redemption Notice and Redemption Confirmation (each as defined below) are delivered. If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an Index Business Day, then the Redemption Notice Date will be the next Index Business Day. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach the minimum required amount of notes; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce the applicable minimum redemption amount. Any such reduction will be applied on a consistent basis for all holders of the applicable notes at the time the reduction becomes effective.

The notes will be redeemed and the holders will receive payment for their notes on the third Business Day following the applicable Redemption Measurement Date (the “Redemption Date”). The first Redemption Date will be set forth in the applicable pricing supplement, and the final Redemption Date will be the last scheduled Index Business Day prior to the Calculation Date or Call Calculation Date, as applicable. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Measurement Date with respect to any of the applicable Index constituents, such Redemption Measurement Date may be postponed as described under “— Market Disruption Events.”

The applicable “Redemption Measurement Date” means the Index Business Day following the applicable Redemption Notice Date, subject to adjustments as described under “— Market Disruption Events.”

If you exercise your right to have us redeem your notes, subject to your compliance with the procedures described under “— Redemption Procedures,” you will receive for each note a cash payment on the relevant Redemption Date equal to the Indicative Note Value as of the Redemption Measurement Date, minus the Redemption Fee Amount.

The “Redemption Fee Amount” will be a percentage of the Indicative Note Value set forth in the applicable pricing supplement. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. In exercising your right to have us redeem your notes, you should not assume you will be entitled to the benefit of any such waiver.

We refer to this cash payment as the “Redemption Amount.” This amount will not be less than $0.

PS-23

For purposes of determining the Redemption Amount, the Index Performance Factor used in calculating the closing Indicative Note Value as of the Redemption Measurement Date will be (a) the Index Closing Level on the Redemption Measurement Date divided by (b) the Index Closing Level on the immediately preceding Index Business Day, as determined by the Calculation Agent.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Measurement Date.

You may lose some or all of your investment upon early redemption. Because the cumulative negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount reduce your final payment, the level of the applicable Index will need to have increased over the term of the applicable notes by an amount, after giving effect to the daily leverage and the compounding effect thereof, sufficient to offset the decrease in principal amount represented by the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount in order for you to receive an aggregate amount upon redemption equal to at least the principal amount of your notes. Due to the applicable leverage, the notes are very sensitive to changes in the level of the applicable Index and the path of such changes. If the increase in the level of the applicable Index, as measured on the Redemption Measurement Date, is insufficient to offset such a cumulative negative effect, you will lose some or all of your investment upon early redemption. It is possible that you will suffer significant losses in the notes upon redemption even if the long-term performance of the applicable Index is flat or positive (before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount).

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. However, there can be no assurance that arbitrageurs will employ the repurchase feature in this manner as to any of the notes.

Redemption Procedures

To redeem your notes, you must instruct your broker or other person through whom you hold your notes to take the following steps through normal clearing system channels:

➢	deliver a notice of redemption, which we refer to as a “Redemption Notice,” which will be attached to the applicable pricing supplement, to Bank of Montreal or its agent via email no later than 2:00 p.m. (New York City time) on the Index Business Day preceding the applicable Redemption Measurement Date. If we receive your Redemption Notice by the time specified in the preceding sentence, we (or our agent) will respond by sending you a form of confirmation of redemption, in a form that will be set forth in the applicable pricing supplement, for your execution;

➢	deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via e-mail in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your notes on the applicable Redemption Measurement Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the notes, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 2:00 p.m. (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Index Business Day prior to the applicable Redemption Measurement Date, your notice will not be effective, you will not be able to redeem your notes until the following Redemption Date and your broker will need to complete all the required steps if you wish to redeem your notes on any subsequent Redemption Date. In addition, Bank of Montreal may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of notes relating to the right to redeem their notes will be irrevocable. If the applicable notes undergo a split or reverse split, the minimum number of notes needed to exercise your right to redeem will remain the same.

PS-24

Call Right

We have the right to redeem all, but not less than all, of any issuance of the notes upon not less than 14 calendar days’ prior notice to the holders of the applicable notes. Such redemption will occur on the applicable Call Settlement Date (as defined above). Upon early redemption in the event we exercise this right, you will receive a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Call Measurement Period.

We refer to this cash payment as the “Call Settlement Amount.” This amount will not be less than $0.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their notes on the fifth Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Calculation Date with respect to any of the applicable Index constituents, such Call Calculation Date may be postponed as described under “— Market Disruption Events.”

Unless otherwise set forth in the applicable pricing supplement, the “Call Measurement Period” means the five Index Business Days from and including the Call Calculation Date, subject to adjustments as described under “— Market Disruption Events.”

If we issue a call notice on any calendar day, the “Call Calculation Date” will be the next Index Business Day after the call notice is issued.

You may lose some or all of your investment upon a call. Because the Daily Investor Fee and the Daily Financing Charge reduce your final payment, the level of the applicable Index will need to have increased over the term of the notes by an amount, after giving effect to the daily leverage and the compounding effect thereof, sufficient to offset the decrease in the principal amount represented by the Daily Investor Fee and the Daily Financing Charge in order for you to receive an aggregate amount upon a call equal to at least the principal amount of your notes. Due to leverage, the notes are very sensitive to changes in the level of the Index and the path of such changes. If the increase in the level of the Index, measured as a component of the closing Indicative Note Value during the Call Measurement Period, is insufficient to offset such a cumulative negative effect, you will lose some or all of your investment upon a call. This loss may occur even if the Index Closing Level at any time during the Call Measurement Period is greater than the Initial Index Level. It is possible that you will suffer significant losses in the notes upon a call even if the long-term performance of the applicable Index is flat or positive (before taking into account the negative effect of the Daily Investor Fee and the Daily Financing Charge).

Calculation Agent

BMOCM will act as the Calculation Agent for each of the notes. The Calculation Agent will make all determinations relating to the notes, including the Index Performance Factor, the Index Closing Level on any Index Business Day on which such Index Closing Level is to be determined during the term of the applicable notes, the Indicative Note Value, the Long Index Amount, the Financing Level, the Daily Financing Charge, the Daily Investor Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event that we call the applicable notes. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the applicable Index has been discontinued and whether there has been a material change in that Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. The holder of the notes will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Calculation Agent. We may appoint a different Calculation Agent from time to time after the date of this product supplement or the applicable pricing supplement without your consent and without notifying you.

PS-25

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date any Call Settlement Date, as applicable.

All dollar amounts related to determination of the applicable Indicative Note Value, the Long Index Amount, the Financing Level, the Daily Financing Charge, the Daily Investor Fee, the Redemption Amount and Redemption Fee Amount, if any, per note, the Call Settlement Amount, if any, per note, and the Cash Settlement Amount, if any, per note, may be rounded as the Calculation Agent deems appropriate; and all dollar amounts paid on the aggregate principal amount of the applicable notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

If a Market Disruption Event occurs or is continuing on any day that would otherwise constitute an Index Business Day, as determined by the Calculation Agent, that day will not be considered an Index Business Day for purposes of determinations with respect to the applicable notes. As a result, the calculation of the Index Performance Factor will be modified so that the applicable leverage does not reset until the first Index Business Day on which no Market Disruption Event has occurred or is continuing.

To the extent a Market Disruption Event has occurred or is continuing on an Averaging Date (as defined below) or on a Redemption Measurement Date, the closing Indicative Note Value for such Averaging Date or for such Redemption Measurement Date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the closing Indicative Note Value being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the closing Indicative Note Values on the Index Business Days during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, the Calculation Agent or one of its affiliates, as the case may be, will apply the closing Indicative Note Value for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the Final Measurement Period or Call Measurement Period, as applicable, for purposes of calculating the Cash Settlement Amount or Call Settlement Amount, respectively, is based on the arithmetic mean of the closing Indicative Note Values on June 23, 2025, June 24, 2025, June 25, 2025, June 26, 2025 and June 27, 2025 and there is a Market Disruption Event on June 23, 2025, but no other Market Disruption Event during the Final Measurement Period or Call Measurement Period, as applicable, then the closing Indicative Note Value on June 24, 2025 will be used twice to calculate the Cash Settlement Amount or Call Settlement Amount, respectively, and such Cash Settlement Amount or Call Settlement Amount, as applicable, will be determined based on the arithmetic mean of the closing Indicative Note Values on June 24, 2025, June 24, 2025, June 25, 2025, June 26, 2025 and June 27, 2025.

In no event, however, will any postponement under the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Measurement Date, as applicable, occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or Redemption Measurement Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Measurement Date, as applicable, is not an Index Business Day or a Market Disruption Event has occurred or is continuing on such third Index Business Day, the Calculation Agent or one of its affiliates will determine the Index Closing Level to be used in the calculation of the closing Indicative Note Value based on its good faith estimate of the Index Closing Level that would have prevailed on such third Index Business Day but for such Market Disruption Event.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or Call Measurement Period, as applicable, subject to adjustment as described in this document.

PS-26

Any of the following will be a Market Disruption Event with respect to the applicable Index, in each case as determined by the Calculation Agent in its sole discretion:

(a)	the suspension, absence or material limitation of trading in a material number of the applicable Index constituents for more than two hours or during the one-half hour before the close of trading in the applicable Primary Exchange or Primary Exchanges;
(b)	the suspension, absence or material limitation of trading in option or futures contracts relating to the applicable Index or to a material number of Index constituents on a Related Exchange for more than two hours of trading or during the one-half hour before the close of trading in that market;
(c)	the applicable Index is not published, or the Calculation Agent reasonably determines that the published level of the Index is or may be inaccurate; or
(d)	any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the applicable notes that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the applicable Index:

(a)	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the Primary Exchange or Related Exchange; or
(b)	a decision to permanently discontinue trading in the option or futures contracts relating to the applicable Index or any Index constituents.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the applicable Index or any Index constituents are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Notwithstanding the occurrence of one or more of the events described above, which may, in the Calculation Agent’s discretion, constitute a Market Disruption Event, the Calculation Agent in its discretion may waive its right to postpone the determination of the Index Closing Level if it determines that one or more of the above events has not and is not likely to materially impair its ability to determine the Index Closing Level on any date.

Discontinuance or Modification of an Index

If the applicable Index Sponsor discontinues publication of the applicable Index and the Index Sponsor or anyone else publishes a substitute index that the Calculation Agent determines is comparable to that Index, then the Calculation Agent will permanently replace that Index with that substitute index (the “successor index”) for all purposes, and all provisions described in this product supplement as applying to the Index will thereafter apply to the successor index instead. If the Calculation Agent replaces the applicable Index with a successor index, then the Calculation Agent will determine the Cash Settlement Amount, Redemption Amount or Call Settlement Amount, as applicable, by reference to the successor index.

If the Calculation Agent determines that the publication of the applicable Index is discontinued and there is no successor index, the Calculation Agent will determine the level of that Index and thus the Cash Settlement Amount, Redemption Amount or Call Settlement Amount, as applicable, by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the applicable Index, the Index constituents or the method of calculating that Index is changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting the Index constituents or is due to any other reason and is not otherwise reflected in the level of the applicable Index by the Index Sponsor pursuant to the applicable methodology, then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the Index Closing Level used to determine the Cash Settlement Amount, Redemption Amount or Call Settlement Amount, as applicable, is equitable.

PS-27

A substitution of the applicable Index for a successor index or a material change in the method of calculating the Index could cause the notes to no longer satisfy the listing requirements and result in the relevant securities exchange delisting the notes. A delisting of the notes would materially and adversely affect the liquidity of the trading market for those notes.

Events of Default and Acceleration

Under the heading “Description of Debt Securities We May Offer — Modification and Waiver of the Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

In case an event of default with respect to any of the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the applicable notes will be determined by the Calculation Agent and will be an amount in cash equal to the Redemption Amount, calculated as if the date of acceleration were the Redemption Measurement Date. For purposes of this calculation, the Redemption Fee Amount will be $0.

If the maturity of the applicable notes is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the applicable notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities We May Offer — Modification and Waiver of the Debt Securities — Defeasance” are not applicable to the notes.

Manner of Payment and Delivery

Any payment on or delivery of the applicable notes at maturity or call, or upon early redemption, will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the applicable notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in “Description of the Notes We May Offer — Payment Mechanics — Payment When Offices Are Closed” in the attached prospectus supplement, any payment on the notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— Call Right” and “— Early Redemption at the Option of the Holders” above.

Clearance and Settlement

The DTC participants that hold the notes through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the notes and secondary market trading between DTC participants.

PS-28

Split or Reverse Split of the Notes

We or the Calculation Agent may initiate a split or reverse split of any issuance of the notes on any Index Business Day. If we or the Calculation Agent decides to initiate a split or reverse split, we will issue a notice to holders of the applicable notes and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split. The Calculation Agent will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia, and will adjust the terms of the applicable notes accordingly. Any adjustment of the closing value will be rounded to 8 decimal places.

In the case of a reverse split, we reserve the right to address odd numbers of notes (commonly referred to as “partials”) in a manner determined by the Calculation Agent in its sole discretion, acting in good faith. For example, if the notes undergo a 1-for-4 reverse split, holders who own a number of the applicable notes on the relevant record date that is not evenly divisible by 4 will receive the same treatment as all other holders for the maximum number of notes they hold that is evenly divisible by 4, and we will have the right to compensate holders for their remaining or “partial” notes in a manner determined by the Calculation Agent in its sole discretion. Our current intention is to provide holders with a cash payment for their partials in an amount equal to the appropriate percentage of the closing Indicative Note Value of the notes on a specified Index Business Day following the announcement date.

A split or reverse split of the notes will not affect the aggregate stated principal amount of the applicable notes held by an investor, other than to the extent of any “partial” notes, but it will affect the number of notes an investor holds, the denominations used for trading purposes on the exchange and the trading price, and may affect the liquidity, of the applicable notes on the exchange.

PS-29

THE INDEX

The applicable pricing supplement will set forth information about the relevant Index, including its Index Sponsor, Index Calculation Agent, and other material information about that Index. We will derive all information contained in any pricing supplement regarding the applicable Index from publicly available sources, without independent investigation.

USE OF PROCEEDS AND HEDGING

The net proceeds we receive from the sale of each of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under those notes.

We expect to enter into transactions to hedge our obligations under the applicable notes. Such transactions may involve purchases or sales of the applicable Index constituents or financial instruments linked to the applicable Index and/or the Index constituents prior to or on the applicable Initial Issue Date. In addition, from time to time after we issue any notes, we may enter into additional hedging transactions or unwind those hedging transactions previously entered into. In this regard, we may:

•	acquire or dispose of or otherwise repurchase long or short positions in some or all of the applicable Index constituents;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the constituent issuers, the Index constituents or the applicable Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices; or

•	engage in any combination of the above activities.

We or our affiliates may acquire a long or short position in securities similar to any of the notes from time to time and may, in our sole discretion, hold or resell those securities.

We may close out our hedge positions on or before the last Index Business Day in the applicable Final Measurement Period or Call Measurement Period. That step may involve sales or purchases of the applicable Index constituents, listed or over-the-counter options or futures on Index constituents or listed or over-the-counter options, futures, or other instruments linked to the level of the applicable Index, as well as other instruments designed to track the performance of that Index.

While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially decrease the level of the applicable Index, which could adversely affect your payment at maturity, call or upon early redemption. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines. See “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” above.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. We may hedge our exposure on the notes directly or we may aggregate this exposure with other positions taken by us and our affiliates with respect to our exposure to the applicable Index or one or more constituent issuers or the Index constituents. No noteholder will have any rights or interest in our hedging activity or any positions that we or any unaffiliated counterparties may take in connection with our hedging activity.

PS-30

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date. The applicable pricing supplement may set forth additional or different considerations relating to any particular issuance of the notes.

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This section supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

Canadian federal income tax considerations applicable to the notes may be described more particularly when such notes are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

PS-31

Interest paid or credited or deemed to be paid or credited by us on a note (including amounts on account or in lieu of payment of, or in satisfaction of interest) to a Holder will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a note, or any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

In the event that a note, interest on which is not exempt from Canadian non-resident withholding tax (other than a note which is an “excluded obligation,” as defined in the Tax Act for this purpose) is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, or in certain cases, the price for which such note was assigned or transferred to the Holder by a person resident or deemed resident in Canada, the excess may be deemed to be interest and may, together with any interest that has accrued on the note to that time, be subject to Canadian non-resident withholding tax.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

U.S. Federal Income Tax Considerations

The following is a general description of certain material U.S. federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all U.S. federal income tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The following section supersedes the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement in its entirety. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This summary applies only to holders who are initial investors and hold their notes as capital assets for U.S. federal income tax purposes and are not excluded from this discussion. This section does not apply to classes of holders subject to special rules, such as partnerships, subchapter S corporations, other pass-through entities, governments (or instrumentalities or agencies thereof), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their notes, banks, financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, persons that hold notes as part of a straddle or a hedging or conversion transaction, persons liable for alternative minimum tax, persons subject to Section 451(b) of the Code, U.S. expatriates or persons whose functional currency for tax purposes is not the U.S. dollar. In addition, the discussion below assumes that an investor in the notes will be subject to a significant risk that it will lose a significant amount of its investment in the notes.

If a partnership holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

PS-32

A U.S. holder is a beneficial owner of a note and that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust. A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Tax Treatment of the Notes

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THEIR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any of the applicable Index constituents would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the applicable Index constituents and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Ashurst LLP, it would be generally reasonable to treat a note with terms described in this product supplement as a pre-paid cash-settled derivative contract in respect of the applicable Index for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization. If the notes are so treated, and subject to the discussion below regarding the potential application of the constructive ownership rules under Section 1260 of the Code, a U.S. holder generally should recognize capital gain or loss upon the sale, exchange, redemption or maturity of the applicable notes in an amount equal to the difference between the amount a U.S. holder receives at such time and the U.S. holder’s tax basis in those notes. In general, a U.S. holder’s tax basis in the notes will be equal to the price the holder paid for the notes. Capital gain recognized by an individual U.S. holder generally is taxed at preferential rates where the property is held for more than one year and generally is taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for notes of a U.S. holder who acquires the notes upon issuance generally will begin on the date after the issue date (i.e., the settlement date) of the notes. If the notes are held by the same U.S. holder until maturity, that holder’s holding period generally will include the applicable Maturity Date.

Potential Application of Section 1260 of the Code. To the extent that an applicable Index includes the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as ETFs, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, unless otherwise specified in the applicable terms supplement, there exists a substantial risk that an investment in a note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the call, sale, or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of call, sale, or maturity).

PS-33

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. holder would have had if such U.S. holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of call, sale, or maturity of the note at fair market value. To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. However, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in a note.

Information With Respect to Foreign Financial Assets. An individual U.S. holder who, during any taxable year, holds any interest in “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with his or her tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Under these rules, the notes may be treated as “specified foreign financial assets.” Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the notes.

Additional Medicare Tax on Unearned Income. Certain U.S. holders will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as dividends and capital gains. U.S. holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

Alternative Treatments. Alternative tax treatments of the notes are also possible and the Internal Revenue Service (“IRS”) might assert that a treatment other than that described above is more appropriate. For example, it would be possible to treat the notes, and the IRS might assert that the notes should be treated, as a single debt instrument. Such a debt instrument would generally be subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, a U.S. holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity. In addition, any gain a U.S. holder might recognize upon the sale, exchange, redemption or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss. It is also possible that the IRS could seek to tax the notes by reference to a holder’s deemed ownership of the applicable Index constituents. In such case, a U.S. holder could be required to recognize amounts of income, gain or loss as if such holder had actually owned interests in those Index constituents. Under this alternative treatment, a U.S. holder could also be required to currently recognize gain or loss, at least some of which could be short-term capital gain (and possibly loss), each time the applicable Index rebalances.

The IRS could also assert that a holder should be required to treat any amounts attributable to the Daily Investor Fee and any Redemption Fee Amount as separate investment expenses. For taxable years beginning after December 31, 2017 and beginning on or before December 31, 2025, the deduction of any such deemed expenses generally would not be permitted to a holder who is an individual, trust or estate. For taxable years beginning after December 31, 2025, the deduction of any such deemed expenses generally would be subject to a 2% floor on miscellaneous itemized deductions applicable to a holder who is an individual, trust or estate. Such amount correspondingly would increase the amount of gain and income or decrease the amount of loss recognized by a holder with respect to an investment in the notes.

PS-34

In addition to and separate from an alternative tax treatment of deemed ownership of the applicable Index constituents, it is possible that a deemed taxable exchange could occur on one or more of the applicable Index rebalancing dates or upon any extension by us of the Maturity Date or that the notes could be treated as a series of derivative contracts, each of which matures on the next rebalancing date. If the notes were properly characterized in such a manner, a U.S. holder would be treated as disposing of the notes on each rebalancing date or extension, as the case may be, in return for new notes that mature on the next rebalancing date or on the extended Maturity Date, as the case may be, and a U.S. holder could accordingly recognize capital gain or loss on each rebalancing date or extension, as the case may be, equal to the difference between the holder’s tax basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above. For example, the IRS could assert that any gain or loss that a holder may recognize upon the call, sale, exchange, redemption or maturity of the notes should be treated as ordinary gain or loss.

The IRS has released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the notes, including the timing and character of income and gain on the notes. Holders should consult their tax advisor as to the tax consequences of possible alternative characterizations of the notes for U.S. federal income tax purposes and proposals to change the taxation of certain derivative instruments. We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product supplement unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the notes. A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Except as discussed below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption or maturity of the notes. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

PS-35

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs, directly or indirectly reference an interest in an “underlying security,” which generally is any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective date of the U.S. Treasury Department regulations to provide that withholding on “dividend equivalent” payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Unless otherwise specified in the applicable pricing supplement, because the delta of the notes with respect to the applicable Index generally is expected to be one, we expect to treat dividend equivalent payments, if any, as subject to withholding. We will not pay any additional amounts in respect of any dividend equivalent withholding.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax (including withholding on “dividend equivalent” payments), we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

Holders may be subject to information reporting. Holders may also be subject to backup withholding on payments in respect of their notes unless they provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. Non-U.S. holders will not be subject to backup withholding if they provide a properly completed Form W-8 appropriate to their circumstances. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is furnished to the IRS.

The Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution, or otherwise complies with the legislation. In addition, the notes may constitute a “financial account” for these purposes and, thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

PS-36

The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments of a type which can produce U.S. source interest or dividends. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the notes will be significantly less than what you would have overwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

PS-37

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA” and, each such plan, an “ERISA Plan”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the applicable notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, individual retirement accounts and Keogh plans subject to Section 4975 of the Code and entities such as collective investment funds, partnerships or separate accounts whose underlying assets are deemed to include “plan assets” of such ERISA Plans, accounts or plans (collectively, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case referred to herein as “parties in interest”) with respect to such Plans. As a result of our business, we and our current and future affiliates may be parties in interest with respect to many Plans. Where the Bank of Montreal or our affiliate is or becomes a party in interest with respect to a Plan, the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code and result in civil penalties or other liabilities under ERISA or an excise tax under Section 4975 of the Code unless such acquisition and holding is pursuant to and in accordance with applicable statutory, regulatory or administrative relief.

In this regard, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and related lending transactions where neither Bank of Montreal nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”). Moreover, the United States Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. Those exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

Accordingly, the notes may not be purchased or held by any Plan or any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for exemptive relief under one or more of the PTCEs listed above or under the Service Provider Exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will therefore be deemed to have represented by such purchase and holding that it either (1) is not a Plan and is not purchasing the notes on behalf of or with “plan assets” of any Plan or (2) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

PS-38

Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (collectively, “Non-ERISA Arrangements”) are not subject to the prohibited transaction rules of Section 406 of ERISA or Section 4975 of the Code, but may be subject to similar rules under applicable laws or regulations (“Similar Laws”). As such, any purchaser or holder of the notes or any interest in the notes which is, or is investing the assets of, a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the notes that such purchase and holding will not violate the provisions of any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable. If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition or holding of notes by any Plan or Non-ERISA Arrangement. Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of notes to any Plan or Non-ERISA Arrangement is in no respect a representation by Bank of Montreal of any of our affiliates or any other Transaction Party that such an investment is appropriate for, or meets all applicable legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

PS-39

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The terms and conditions set forth in a Distribution Agreement between Bank of Montreal and the Agents party thereto, including BMOCM, govern the sale and purchase of each of the notes.

We may deliver notes against payment therefor on a date that is greater than two business days following the date of sale of any notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes that are to be issued more than two business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BMOCM will act as our agent in connection with any redemptions at the investor’s option, and the applicable Redemption Fee Amount applicable to any such redemptions will be paid to us. Additionally, it is possible that BMOCM and its affiliates may profit from expected hedging activities related to any of the notes, even if the value of those notes declines.

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

Each of BMOCM and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and may not offer, sell or otherwise make available any of the notes to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each of BMOCM and any other broker-dealer offering the notes have not offered, sold or otherwise made available and may not offer, sell or otherwise make available any of the notes to, any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the "FSMA") and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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Conflicts of Interest

BMOCM is an affiliate of Bank of Montreal and, as such, has a “conflict of interest” in the offerings contemplated hereby, within the meaning of FINRA Rule 5121. Consequently, each offering of the notes will be conducted in compliance with the provisions of Rule 5121. BMOCM is not permitted to sell notes in any offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

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